UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 29, 2009 (July 28, 2009)

HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)
(615) 269-8175

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 28, 2009, Healthcare Realty Trust Incorporated (the “Company”) entered into loan application and commitment agreements (the “Commitment Agreements”) with Teachers Insurance and Annuity Association of America for an aggregate of approximately $207.3 million in mortgage financing. The loans will bear interest at the fixed rate of 7.25% per annum and will mature seven years from the date of closing of the loans. The loans may be renewed at the Company’s option for two one-year renewal periods, subject to a renewal fee of 50 basis points and other customary conditions. The loans will be subject to customary covenants, cross-collateralization, cross-prepayment and cross-default provisions.
     The closing of the loans is expected to occur by September 30, 2009. The closing of the loans is subject to conditions, including: the negotiation of final loan documents; that no material adverse change has occurred to the Company’s business or the properties securing the loans; solvency of the Company and its borrowing entities; appraisals and environmental assessments of the properties; and other conditions customary for loans of this type. The Company intends to apply the net proceeds of the loans to amounts outstanding under its unsecured credit facility due 2010.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 in this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
By:	/s/ Scott W. Holmes
Executive Vice President and
Chief Financial Officer

Date: July 29, 2009

3